UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

ALEXANDER & BALDWIN, INC.

(Exact name of registrant as specified in its charter)

Hawaii	000-00565	99-0032630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440

Honolulu, Hawaii 96801

(Address of principal executive office and zip code)

(808) 525-6611

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As reported previously in Part II, Item 1 of the Company’s Form 10-Q for the quarterly period ended September 30, 2008 (the “Company Form 10-Q”), in connection with the complaint filed by the Shipbuilders Council of America, Inc. and Pasha Hawaii Transport Lines LLC against the U.S. Department of Homeland Security, the U.S. Coast Guard and the National Vessel Documentation Center (the “Mokihana case”), the U.S. District Court for the Eastern District of Virginia entered a preliminary order granting summary judgment to the plaintiffs on September 30, 2008. As also reported previously in the Company Form 10-Q, the District Court was to have issued an opinion setting forth the basis for the ruling and relief to have been granted, and the preliminary order may have affected the right of Matson Navigation Company, Inc. (“Matson”), a wholly-owned subsidiary of the Company, to operate its vessel Mokihana in the domestic trade.

On November 6, 2008, the District Court vacated the preliminary order granting summary judgment to the plaintiffs in the Mokihana case, and stayed the matter pending the outcome of an appeal to the United States Court of Appeals for the Fourth Circuit in a case referred to by the District Court as the Seabulk Trader case. Such case, which was decided in favor of the plaintiff by another judge in the same District Court, is reported at 551 F. Supp. 2d 447. While the Seabulk Trader case involves certain issues similar in nature to certain issues in the Mokihana case, Matson believes the two cases are distinguishable in various respects. No decision is expected from the Fourth Circuit in the Seabulk Trader case until 2009. The Company is unable to predict, at this time, the outcome of the appeal in the Seabulk Trader case or the possible effect of such outcome on the Mokihana case. The Company also is unable to predict, at this time, the outcome or the financial impact, if any, of the Mokihana case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 11, 2008

ALEXANDER & BALDWIN, INC.

/s/ Christopher J. Benjamin_______

Christopher J. Benjamin

Senior Vice President,

Chief Financial Officer and Treasurer